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NEWS RELEASE

Contact:     Horace Hertz
             Aspeon, Inc.
             949.440.8000 or hhertz@jvln.com

             E.E. Wang
             Pondel /Wilkinson Group
             310.207.9300 or mfeller@pondel.com


                                                           FOR IMMEDIATE RELEASE

              ASPEON COMPLETES PRIVATE PLACEMENT WITH AFFILIATE
                          CREDIT SUISSE FIRST BOSTON

         IRVINE, CA - March 9, 2000 -- ASPEON, INC. (NasdaqNM: ASPE) today announced it has completed a private placement of its convertible preferred stock totaling $10 million with Marshall Capital Management, Inc., an affiliate of Credit Suisse First Boston. The Company intends to use the funds to expand the operations of Aspeon Solutions, Inc. Aspeon Solutions a wholly owned subsidiary of the Company, is the first "Next Generation" Application Service Provider (ASP) focused on delivering mission-critical business applications customized to meet industry-specific needs.

          "We intend to invest the majority of the proceeds to fund the growth of our ASP business" said Richard Stack, chief executive officer of Aspeon. "This funding allows us to extend our leadership position in the foodservice vertical as well as enter new target verticals. We will now also begin to explore strategic alternatives for the ASP business in order to maximize shareholder value".

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Marshall Capital is a proprietary investment vehicle that invests Credit
Suisse First Boston capital into small capitalization emerging growth companies after careful fundamental due diligence.

ABOUT ASPEON, INC.

         Aspeon, Inc. operates in two lines of business. Aspeon Solutions, Inc., a wholly-owned subsidiary, is the first "Next Generation" Application Service Provider (ASP) focused on delivering pre-integrated mission-critical business applications customized to meet industry-specific needs. Javelin Systems is the leading provider of integrated touchscreen computers and system integration services to the global foodservice industry. Visit Aspeon at www.aspeon.com

The statements in this press release that relate to future financial results, future plans by the Company, including development of the ASP business, customer contracts or financial performance by the Company are forward-looking statements that involve risks and uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company's products and services and other risks identified in the Company's SEC filings. The Company's actual results and performance may differ materially; therefore, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.